EXHIBIT 10.69

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change In Control Severance Agreement (“Agreement”) is entered into as of the          day of                     , 2003, by and among Taylor Capital Group, Inc., a Delaware corporation (the “Company”), Cole Taylor Bank, an Illinois banking corporation (the “Bank”), and Employee Name (the “Executive”).

WITNESSETH:

WHEREAS, the Executive and the Bank previously entered into a Change in Control Severance Agreement dated September 16, 2000 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained the value of which is hereby acknowledged, the parties hereto agree as follows:

1. Bank Obligation. Subject to the limitations of this Agreement, if during the Change in Control Period the Bank shall terminate the Executive’s employment other than for Cause, or if during the Change in Control Period the Executive shall terminate his employment with the Bank for Good Reason, (1) the Bank shall pay to the Executive in a single sum within thirty (30) days after the termination of employment an amount equal to [two and one-half (2-1/2) times] the Executive’s annual Compensation, (2) for a period of not more than eighteen consecutive months beginning with the date of the Executive’s termination of employment, the Bank shall provide, at no cost to the Executive and his Qualifying Family Members, COBRA Continuation Coverage, and (3) the Bank shall provide executive level outplacement assistance benefits beginning with the date of the Executive’s termination of employment through a provider of the Bank’s choosing. If the Executive’s employment is terminated by Executive during the Change in Control Period for any reason other than a Good Reason, or if the Bank shall terminate the Executive’s employment during the Change in Control Period due to Cause, or due to Executive’s death or the Executive’s disability which renders him unable to perform the essential functions of the position, this Agreement shall terminate without any obligation of the Company to the Executive hereunder. For purposes of this Agreement, Executive’s employment shall not be considered to have been terminated by the Bank if the Executive is offered employment by a successor to the Bank or its business or assets or by an Affiliate or a successor to an Affiliate or its business or assets on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with the Bank (including this Agreement). If any payment or benefit under this Agreement, either alone or together with any other payment, benefit, transfer of property, or acceleration of vesting or payment, which the Executive receives or has a right to receive from any person or entity (“Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”)) or nondeductible “employee remuneration” under Section 162(m) of the Code, such payment or benefit under this Agreement shall be reduced (but not below zero) to the largest amount as will result in no portion of the Total Payments being nondeductible under the Code. The Bank agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement from constituting a nondeductible payment, provided the Bank is not obligated to incur additional cost in order to make a payment nondeductible. The determination of any reduction under the preceding sentences shall be made by the Bank in good faith, and such determination shall be binding on the Executive. The reduction provided by the fourth sentence of this Section 1 shall apply only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the total payment accruing to the Executive, would be less than the amount of the Total Payments as reduced under said fourth sentence and after reduction for federal income taxes.1

2. Other Benefits. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any other non-severance plan, program, policy or practice of the Company, Bank or any Affiliate for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect the rights of the Bank or the Executive under any other non-severance plan, program, policy, practice, contract or agreement to which the Company, Bank or any Affiliate may be a party. Any amounts payable or rights or benefits furnished to the Executive under any such non-severance plan, program, policy, practice, contract or agreement with the Company, Bank or any of its Affiliates at or subsequent to the date of the Executive’s termination of employment shall be payable in accordance with the terms of such plan, program, policy, practice, contract or agreement and without regard to this Agreement, except as explicitly modified by this Agreement. Amounts payable in respect of this Agreement shall not be taken into account with respect to any other non-severance employee benefit plan or arrangement. Notwithstanding anything to the contrary herein, benefits payable to Executive under Section 1 hereof shall be in lieu of benefits under any other severance plan, program, policy, or practice of the Company, Bank or any Affiliate.

3. Mitigation; Release. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and the amount payable under this Agreement shall not be reduced whether or not the Executive obtains other employment. The Company’s obligation to make the payment provided for in this Agreement and otherwise to perform

[1]	[provided, however, that the Severance Payment shall not be reduced in the event the net after-tax benefit to the Executive resulting from the receipt of the Total Payments (without reduction of the Severance Payment) exceeds the net after-tax benefit to the Executive resulting from the receipt of the Total Payments (after reduction of the Severance Payment).]

its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In consideration for the protection and benefits provided for under this Agreement, Executive agrees to execute a general release, in a form to be provided by the Bank, of any claims the Executive may otherwise have against the Company, the Bank and any Affiliate that Executive might otherwise assert (other than pursuant to any of the plans, programs, etc., specifically described in Sections 1 or 2 hereof). The Bank’s obligations under this Agreement are conditioned on Executive providing such release to the Bank at the time and in the form requested by the Bank.

4. Successors.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives including the Executive’s executor, trustee or administrator. Notwithstanding anything to the contrary herein, in the event of Executive’s death following a termination of Executive’s employment with the Bank during the Change in Control Period under circumstances described in the first sentence of Section 1 hereof, (i) if the Executive’s death shall have occurred prior to the payment of the lump sum amount set forth in clause (1) of the first sentence of Section 1, such amount shall thereafter be paid to Executive’s estate and (ii) if the Executive’s death shall have occurred prior to the end of the 18 month period described in clause (2) the first sentence of Section 1 hereof, the Bank will continue to provide at no cost COBRA Continuation Coverage to Executive’s Qualifying Family Members (but only to the extent a Qualifying Family Member is being provided such coverage at the time of Executive’s death) for the remainder of such 18 month period, subject to the limitations set forth in Section 7(f).

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement.

5. Resolution of Disputes. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Cook County, Illinois (or such other metropolitan area to which the Company’s principal executive officers may be relocated if such relocation does not result in Good Reason for the Executive to terminate employment), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, the second of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator, or if the arbitrators selected by the Company and the Executive cannot agree on the selection of the third arbitrator within seven days after such time as the Company and the Executive have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section would otherwise have been conducted. The arbitrators shall award to the Executive his reasonable legal fees and expenses in connection with any arbitration proceeding hereunder if (i) the arbitration is commenced by the Company, and the Company has no reasonable basis for initiating such proceeding, or (ii) the arbitration is commenced by the Executive, and the Executive prevails on the Executive’s claim in the arbitration proceeding. The arbitrators shall award to the Company its legal fees and expenses incurred in connection with any arbitration proceeding hereunder if the arbitration proceeding is commenced by the Executive, and the Executive has no reasonable basis for initiating such proceeding. The parties agree that the arbitration panel shall construe this paragraph to determine whether either party is entitled to recover its cost and fees hereunder. Any award entered by the arbitrators shall be formal, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

6. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Employee Name

Employee Address

Employee City, State, Zip

If to the Company:

Taylor Capital Group, Inc.

[Address]

Attention: Chairperson of the Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company or the Bank, the employment of the Executive by the Bank is “at will” and, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive’s employment with the Bank terminates for any reason, then the Executive shall have no rights under this Agreement.

(f) This Agreement constitutes the entire agreement between the parties hereto and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties hereto with respect to the subject matter hereof including, but not limited to, the Prior Agreement.

7. Defined Terms. For purposes of this Agreement the following whenever used in the capitalized form shall have the meaning set forth below unless the context clearly indicates otherwise.

(a) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(b) “Annual Bonus” means the gross, annual bonus payable to the Executive for the fiscal year of the Company ending immediately preceding the Effective Date, or, if higher, the annual bonus payable to Executive for the fiscal year of the Company ending immediately preceding the date when notice of termination of Executive’s employment was given, in either case such annual bonus shall be annualized in the event the Executive was not employed for the entire fiscal year with respect to which such bonus was paid.

(c) “Cause” shall means termination because of (1) an act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment, (2) unreasonable neglect or refusal by the Executive to perform his duties (other than any such failure resulting from the Executive’s incapacity due to disability), (3) the engaging by the Executive in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company, or (4) the Executive’s conviction of or plea of guilty or nolo contendere to a felony.

(d) “Change in Control” means, and be deemed to have occurred, on the date of the first to occur of any of the following:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than the Taylor Family or an Employee Stock Ownership Plan established by the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person or group is or becomes the beneficial owner, directly or indirectly, of securities of the Company having a combined voting power greater than that beneficially owned, directly or indirectly, by the Taylor Family; or

(2) the majority of the members of the Company’s Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company immediately prior to such appointment or election; or

(3) any reorganization, merger or consolidation (a “Reorganization”) involving the Company or the Bank unless at least 50% of the then outstanding shares of common stock of the surviving corporation is held by persons who are shareholders of the Company or the Bank, respectively, immediately prior to such Reorganization in substantially the same proportions as their ownership immediately prior to such Reorganization; or

(4) consummation of (i) a “going private” transaction of the Company within the meaning of Section 13(e) of the Exchange Act, or (ii) the sale or other disposition of all or substantially all of the assets of either the Company or the Bank, or (iii) the sale or other disposition of securities representing more than 70% of the voting power of the Bank; or

(5) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company under Section 275 of the Delaware General Corporation Law or any successor statute.

However, a Change in Control shall not occur under Paragraphs (2), (3) or (4) if the Taylor Family continues to be the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding securities of the Company (or of the Bank for a Change in Control under Subparagraphs (3), (4)(ii), or 4 (iii) involving the Bank), and no other person or group is or becomes the beneficial owner, directly or indirectly, of securities of the Company (or the Bank for a Change in Control under Subparagraphs (3), (4)(ii) or 4(iii) involving the Bank) having combined voting power greater than that beneficially owned, directly or indirectly, by the Taylor Family.

For purposes of this definition of Change in Control, the Company means Taylor Capital Group, Inc. or any successor entity, and the Bank means Cole Taylor Bank or any successor entity.

For purposes of this definition of Change in Control, Employee Stock Ownership Plan means a retirement plan that is qualified under Section 401(a) of the Internal Revenue Code and is sponsored by the Company (or a member of its controlled group, as determined under Section 414(b) of the Internal Revenue Code).

The term “Exchange Act” means the Securities Exchange Act of 1934. The terms “beneficial owner” and “beneficially owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

The term “outstanding securities” when used in the context of the “combined voting power of the Company’s then outstanding securities” shall mean only the common stock of the Company and securities convertible into such common stock.

(e) “Change in Control Period” means the continuous period commencing on the Effective Date and ending on the SECOND anniversary of the Effective Date.

(f) “COBRA Continuation Coverage” means the medical, dental and vision care benefits that the Executive and his Qualifying Family Members elect and are eligible to receive upon the Executive’s termination of employment with the Company pursuant to Section 4980B of the Internal Revenue Code, and Section 601 et.al. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, an Executive’s Qualifying Family Members are his spouse and his dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et.al. Notwithstanding any other provision of this Agreement, COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et.al.

(g) “Compensation” means the sum of (i) Executive’s gross, annual base salary at the greater of the rate in effect on the Effective Date of the Change in Control or the rate in effect immediately prior to the date when notice of termination of Executive’s employment was given and (ii) the Annual Bonus. Compensation, for purposes of applying the [two and one half (2 ½)] multiplier in Section 1 of this Agreement, does not include any accrued balances in the 1997 Long Term Incentive Plan (or its successor) or any other compensation program the Executive participates in.

(h) “Effective Date” means the date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company without Cause, and if it is reasonably demonstrated by the Executive that such termination of employment by the Company (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(i) “Good Reason” shall mean the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, disability or death or (iv) the event occurs in connection with the Executive’s voluntary termination of employment or other than due to the occurrence of one of the following events:

(A) the assignment to the Executive by the Company or the Bank of any duties which are inconsistent with, or are a diminution of, the Executive’s positions, duty, title, office, responsibility and status with the Company or the Bank, including without limitation, any diminution of the Executive’s position or responsibility in the decision or management processes of the Company, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

(B) a reduction by the Company or the Bank in the Executive’s rate of base salary as in effect on the Effective Date or as the same may be increased from time to time during the term of the Agreement, other than a reduction which is a reduction generally applicable to all senior officers or executives of the Company;

(C) any failure to either continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Code, group life insurance plan, medical, dental, accident and disability plans) in which the

Executive is participating or eligible to participate on the Effective Date or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive on the Effective Date;

(D) a relocation of more than 50 miles from their location of the principal executive offices of the Company or the Bank, or the relocation of the Executive’s principal place of employment for the Company or the Bank of more than 50 miles, to any place other than the location at which the Executive performed his duties on the Effective Date; and

(E) any failure by any successor or assignee of the Company to continue this Agreement in full force and effect.

If the Executive does not notify the Company or the Bank and incurs the termination of employment within 120 days of the date the Executive knew or should have reasonably known of the event giving rise to Good Reason, the Executive shall be deemed to have waived his right to a termination for Good Reason based upon such event or the continuing effect or occurrence of such event.

(j) “Taylor Family” means (i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust, guardianship or custodianship for the primary benefit of any individual described in (i) or (ii) above, or (iv) a proprietorship, partnership, limited liability company, or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

IN WITNESS WHEREOF, the parties have executed this Change in Control Severance Agreement on the date first written above.

TAYLOR CAPITAL GROUP, INC.

By:
Jeffrey Taylor, Chairman & Chief Executive Officer

COLE TAYLOR BANK

By:
Bruce W. Taylor President and CEO

EXECUTIVE

Employee Name